Exhibit 10.1

TENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Tenth Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made as of this 29th day of January, 2016 by and among SMTC Corporation, a Delaware corporation (“SMTC”), SMTC Manufacturing Corporation of California, a California corporation (“SMTC California”), SMTC Mex Holdings, Inc., a Delaware corporation (“SMTC Mex”), ZF ARRAY TECHNOLOGY, INCORPORATED, a Delaware corporation (“ZF Array”), HTM Holdings, Inc., a Delaware corporation (“HTM” and together with SMTC, SMTC California, SMTC Mex and ZF Array each a “US Borrower” and collectively the “US Borrowers”), SMTC Manufacturing Corporation OF Canada, a corporation organized under the laws of the Province of Ontario (“Canadian Borrower” and together with US Borrowers and each other Person joined to the Credit Agreement as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”), the financial institutions which are now or which hereafter become a party to the Credit Agreement (each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

A.                On September 14, 2011, Borrowers, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, supplemented, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) to reflect certain financing arrangements between the parties thereto.

B.                 The Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and provisions of the Credit Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.                  Definitions.

(a)                Interpretation. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In the case of a direct conflict between the provisions of the Credit Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern and control.

(b)               Additional Terms. The following definitions shall be added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Facility Fee Benchmark” shall mean, on the Tenth Amendment Date, $30,000,000; provided, that, such amount shall be increased by $250,000 on April 1, 2016 and on the first day of each calendar quarter thereafter until it reaches $32,500,000.

“Interest Rate” shall mean (a) with respect to Domestic Rate Loans to US Borrowers, an interest rate per annum equal to the sum of the Alternate U.S. Base Rate plus the Applicable Margin, and (b) with respect to Eurodollar Rate Loans, an interest rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Margin.

“Project Apache Letter Agreement” shall mean the letter agreement, dated August 6, 2015, among Agent and Borrowers.

“Tenth Amendment Date” shall mean January 29, 2016.

“Term Loan” shall have the meaning set forth in Section 2.4 hereof.

“Term Note” shall mean the Term Note, dated as of the Tenth Amendment Date, by US Borrowers in favor of Agent.

(c)             Amendments to Definitions. The definitions below contained in Section 1.2 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Advances” shall mean and include the Term Loan, the Revolving Advances and Letters of Credit.

“Applicable Margin” shall mean (a) an amount equal to one-half of one percent (0.50%) for Revolving Advances consisting of Domestic Rate Loans, (b) an amount equal to three and one-quarter percent (3.25%) for Revolving Advances consisting of Eurodollar Rate Loans, (c) an amount equal to one percent (1.00%) for Advances under the Term Loan consisting of Domestic Rate Loans, and (d) an amount equal to three and three-quarters percent (3.75%) for Advances under the Term Loan consisting of Eurodollar Rate Loans.

“Availability Reserve” shall mean, on the Tenth Amendment Date, $5,000,000; provided, that, such amount shall be reduced by $250,000 on April 1, 2016 and on the first day of each calendar quarter thereafter.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder (other than amounts previously treated as Debt Payments under clause (b)), plus (b) accrued but unpaid interest on account of Eurodollar Rate Loans, plus (c) scheduled principal payments in respect of the Term Loan, plus (d) to the extent not already deducted in the calculation of EBITDA, all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (e) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (f) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including any Earnout Payments, but excluding repayment of any Revolving Advances).

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“EBITDA” shall mean, for any period, the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) the amendment fee in the amount of $10,000 payable by Borrowers pursuant to the Ninth Amendment (to the extent paid by Borrowers during such period), plus (v) the Commitment Fee in the amount of $50,000 payable by Borrowers pursuant to the Project Apache Letter Agreement (to the extent paid by Borrowers during such period), plus (vi) non-recurring transaction related expenses for such period related to the proposed Acquisition (as such term is defined in the Project Apache Letter Agreement) in an aggregate amount not to exceed $650,000, plus (vii) non-cash stock compensation expense for such period, not to exceed $500,000 in the aggregate during any fiscal year, plus (viii) costs incurred in connection with severance expenses (x) during the fiscal year ending December 31, 2015 in an aggregate amount not to exceed $1,000,000 for such fiscal year and (y) during the fiscal year ending December 31, 2016 in an aggregate amount not to exceed $200,000 for such fiscal year.”

“Maximum Loan Amount” shall mean, at any time, the amount equal to $40,000,000, less the aggregate amount of all repayments and prepayments of the Term Loan at such time.

“Maximum Revolving Advance Amount” shall mean $35,000,000.

“Maximum US Revolving Advance Amount” shall mean $35,000,000.

“Notes” shall mean, collectively, the Term Note and the Revolving Credit Notes; each a “Note”.

“Revolving Advances” shall mean all Advances other than the Term Loan and Letters of Credit.

“Undrawn Availability” shall mean, on a particular date, an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the aggregate outstanding amount of Advances (other than the Term Loan), plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days beyond their original due date, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

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“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Advances or out of Borrowers’ own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

2.                  Term Loan. Section 2.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.4 Term Loan. Subject to the terms and conditions of this Agreement and the Tenth Amendment, each Lender, severally and not jointly, will make a term loan to US Borrowers in the amount equal to such Lender’s Commitment Percentage of $5,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Tenth Amendment Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: consecutive quarterly installments each in the amount of $250,000.00 commencing on April 1, 2016 and continuing on the first day of each calendar quarter thereafter followed by a payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term. The Term Loan shall be evidenced by the Term Note. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request, and in the event that US Borrowers desire to obtain or extend any portion of the Term Loan as a Eurodollar Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or 2.2(e) and the provisions of Sections 2.2(b) through 2.2(h) shall apply. Once repaid or prepaid, the Term Loan may not be reborrowed.”

3.                  Repayment of Advances. Section 2.6(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.”

4.                  Letters of Credit. Section 2.9 of the Credit Agreement is hereby amended by deleting the second to last sentence of such Section in its entirety and replacing it with the following:

“All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Interest Rate for Domestic Rate Loans.”

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5.                  Manner of Borrowing and Payment.

(a)             Section 2.20(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) The Term Loan and each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loan shall be advanced according to the applicable Commitment Percentages of Lenders.”

(b)             Section 2.20(c) of the Credit Agreement is hereby amended by deleting clause (ii) of such Section in its entirety and replacing it with the following:

“(ii) Each Lender shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances which it has funded.”

6.                  Use of Proceeds. Section 2.22 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.22 Use of Proceeds. Borrowers shall use the proceeds of Advances to (i) pay fees and expenses relating to the transactions contemplated by this Agreement, and (ii) provide for general corporate purposes, including but not limited to working capital needs, capital expenditures and reimbursement of drawings under Letters of Credit. Borrowers shall not use the proceeds of any Revolving Advance to prepay the Term Loan. Without limiting the generality of the foregoing, neither the Borrowers, the Guarantors, nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act or any Anti-Terrorism Laws.”

7.                  Interest. Section 3.1(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to, with respect to the Term Loan and Revolving Advances, the applicable Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate U.S. Base Rate is increased or decreased, the applicable Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate U.S. Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective dates. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Interest Rate for Domestic Rate Loans, plus two (2%) percent per annum and (ii) Eurodollar Rate Loans shall bear interest at the Interest Rate for Eurodollar Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).”

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8.                  Facility Fee. Section 3.3(b) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b) If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and Maximum Undrawn Amount of all issued and outstanding Letters of Credit for each day of such calendar quarter does not equal the Facility Fee Benchmark, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a per annum rate equal to one-quarter of one percent (.25%). Such fee shall be payable on the amount by which the Facility Fee Benchmark exceeds the average daily unpaid balance and shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.”

9.                  Computation of Interest and Fees. Section 3.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate for Domestic Rate Loans during such extension.”

10.              Successors and Assigns; Participations; New Lenders. Section 16.3 of the Credit Agreement is hereby amended by deleting each reference to “Revolving Advances” in clauses (c) and (d) of such Section and replacing them with “Advances”.

11.              Representations and Warranties. Each Borrower hereby:

(a)             reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the Other Documents and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b)             reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Credit Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

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(c)             represents and warrants that no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the Other Documents;

(d)            represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)             represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

12.              Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon:

(a)             execution and delivery hereof by all parties hereto;

(b)             receipt by Agent of the Term Note, duly executed and delivered by an authorized officer of each Borrower; and

(c)             on the date of this Amendment and after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

13.              Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

14.              Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

15.              Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the Other Documents are hereby reaffirmed and shall continue in full force and effect as therein written.

16.              Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that each of its respective Guaranty and Suretyship Agreements, dated September 14, 2011, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

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17.              Miscellaneous.

(a)             Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)             Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)             Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)             Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature to this Amendment delivered by a party by facsimile or other electronic means of transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	SMTC CORPORATION
SMTC MANUFACTURING CORPORATION OF
CALIFORNIA
SMTC MANUFACTURING CORPORATION OF
CANADA
SMTC MEX HOLDINGS INC.
ZF ARRAY TECHNOLOGY, INCORPORATED
HTM HOLDINGS INC.

By: /s/ Sushil Dhiman
Name: Sushil Dhiman
Title: President and Chief Executive Officer

GUARANTORS:	RADIO COMPONENTES DE MEXICO, S.A. DE C.V.
SMTC de Chihuahua, S.A. de C.V.
SMTC Holdings, LLC
SMTC Manufacturing Corporation of
Massachusetts

By: /s/ Sushil Dhiman
Name: Sushil Dhiman
Title: President and Chief Executive Officer

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By: /s/ Jason T. Syslvester
Name: Jason T. Sylvester
Title: Vice President

[Signature Page to TENTH Amendment to Revolving Credit and Security Agreement (SMTC)]

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